Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121        858-373-1600    www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

SAN DIEGO, CA, November 13, 2008 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced results for the third quarter ended September 30, 2008.

“Net sales in South America remained strong in the third quarter, but were offset by significant weakness in the Central American marketplace, which resulted in a decrease in revenue when compared to the third quarter of last year.” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “However, we have achieved 11% growth in year-to-date net sales, which is attributable to the growth we have experienced in South America and the contribution of our verykool® line.”

“The Central American markets are closely linked to the North American market, and as such, our third quarter revenue in that region was impacted by the slowdown in consumer spending. In South America, our revenue held steady, driven by strong performances in Argentina and Colombia. Additionally, we are planning to launch three new verykool® handsets during the fourth quarter, pending carrier testing and approvals,” continued Ram.

Ram concluded, “In the current economic environment, we are pleased we have strengthened our balance sheet, increased our liquidity and maintained access to our bank line of credit. During the quarter we took several steps to prepare for continued weakness in the economy, including the reduction of our inventory levels and more appropriately aligning of our cost structure to our current needs. We continue to have working capital of nearly $32 million, and believe this will allow us to benefit from growth opportunities when they present themselves in the immediate future or when the economy turns around.”

Third Quarter Results

Net sales from continuing operations in the third quarter of 2008 were $52.9 million, a decrease of 18% compared to $64.4 million in the third quarter of 2007. South America sales increased 7% to $44.1 million and represented 83% of net sales, compared to $41.1 million in the same quarter of last year. Central America sales represented 17% of net sales or $8.8 million, compared to $23.3 million in the third quarter of 2007, a decrease of 62%.

The Company sold approximately 657,000 units in the third quarter of 2008, bringing the year to date total to more than 2.2 million units sold. Average selling price per unit increased 2% year-over-year for the third quarter, whereas the year to date average selling price has decreased 3% over the same period in 2007.

Gross profit for the third quarter of 2008 was $2.9 million, or 5.5% of net sales, as compared to $3.9 million, or 6.1% of net sales for the third quarter of 2007.

Income from continuing operations for the quarter was $182,000 which included $650,000 of other income from the settlement of an outstanding claim against a former service provider. While discontinued operations had a loss of $81,000, the overall result was net income of $101,000, or $0.01 per diluted share.

InfoSonics ended the third quarter with quick assets (cash and accounts receivable) of $51.7 million and working capital (current assets minus current liabilities) of $31.8 million, compared to $45.3 million of quick assets capital and $31.4 million of working capital for the second quarter of 2008.

Nine-Month Financial Results

Total revenues for the nine months ended September 30, 2008 increased 11% to $179.9 million, compared to $161.9 million for the nine months ended September 30, 2007. Revenue from South America represented 76% of total revenue or $136.4 million, versus $109.0 million in for the first nine months of 2007. Revenue from Central America represented 24% of total revenue or $43.5 million, versus $52.9 million for the first nine months of 2007.

Approximately 2.2 million units were sold in the first nine months of 2008 representing an increase of 12% over the first nine months of 2007.

Gross profit for the first nine months of 2008 increased 4% to $9.7 million, or 5.4% of total sales, as compared to $9.3 million, or 5.7% of total sales for the first nine months of 2007.

Continuing operations had a loss for the nine months ended September 30, 2008 of $306,000, or $0.02 per share, while discontinued operations had a loss of $2.2 million, the overall result was net loss of $2.5 million, compared to a net loss of $632,000 for the same period in the prior year.

Investor Conference Call

InfoSonics management will host a conference call today, Thursday, November 13, 2008, at 1:30 pm PT (4:30 pm ET) to review the third quarter financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (866) 770-7051 and giving the pass code, “InfoSonics.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties. These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) dependency on Latin American sales; (19) uncertain political and economic conditions internationally; (20) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (21) the resolution of any litigation against the company; (22) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the period ended March 31, 2008 and June 30, 2008; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

-more-

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,189,774	$20,652,154
Trade accounts receivable, net of allowance for doubtful accounts of $427,326 (unaudited) and $558,342	37,314,003	38,027,013
Other receivables	4,150,000	—
Inventory, net of reserves of $257,556 (unaudited) and $580,438	8,304,763	13,479,861
Prepaid inventory	94,986	461,990
Prepaid expenses	137,520	87,753
Prepaid taxes	338,679	334,990
Assets of discontinued operations	4,733,849	14,118,308
Deferred tax asset - current	1,270,757	1,203,417

Total current assets	66,534,331	88,365,486

Property and equipment, net	691,289	1,301,985
Intangible assets	504,000	504,000
Deferred tax asset - non-current	1,454,789	1,401,671
Other assets	118,072	110,660

Total assets	$69,302,481	$91,683,802

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$13,909,497	$26,755,100
Accounts payable	11,860,580	20,821,601
Accrued expenses	7,551,535	1,105,972
Liabilities of discontinued operations	1,365,624	5,895,687
Income taxes payable	41,000	80,560

Total current liabilities	34,728,236	54,658,920

Total liabilities	34,728,236	54,658,920

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value 10,000,000 shares authorized (no shares issued and outstanding as of applicable period end)	—	—
Common stock, $0.001 par value 40,000,000 shares authorized (14,910,808 and 14,647,067 shares issued and outstanding as of applicable periods end)	14,911	14,647
Additional paid-in capital	31,607,493	31,505,990
Accumulated other comprehensive loss	(38,597)	(31,190)
Retained earnings	2,990,438	5,535,435

Total stockholders’ equity	34,574,245	37,024,882

Total liabilities and stockholders’ equity	$69,302,481	$91,683,802

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$52,883,848	$64,398,368	$179,857,086	$161,893,605
Cost of sales	49,982,339	60,459,366	170,141,235	152,591,568

Gross profit	2,901,509	3,939,002	9,715,851	9,302,037
Operating expenses	3,210,515	3,622,188	10,127,587	9,370,485

Operating income (loss) from continuing operations	(309,006)	316,814	(411,736)	(68,448)

Other income (expense)
Other income	653,181	2,094,918	582,700	2,094,918
Interest (expense)	(33,735)	(360,122)	(477,456)	(641,789)

Income (loss) from continuing operations before benefit for income taxes	310,440	2,051,610	(306,492)	1,384,681
Benefit (provision) for income taxes	(128,410)	(134,408)	(1,054)	141,126

Income (loss) from continuing operations	182,030	1,917,202	(307,546)	1,525,807
Loss from discontinued operations, net of tax	(80,633)	(1,543,767)	(2,237,452)	(2,157,749)

Net Income (loss)	$101,397	$373,435	$(2,544,998)	$(631,942)

Basic earnings (loss) per share
From continuing operations	$0.01	$0.13	$(0.02)	$0.11
From discontinued operations	$(0.01)	$(0.11)	$(0.15)	$(0.15)
Net income (loss)	$0.01	$0.02	$(0.17)	$(0.04)
Diluted earnings (loss) per share
From continuing operations	$0.01	$0.12	$(0.02)	$0.11
From discontinued operations	$(0.01)	$(0.10)	$(0.15)	$(0.15)
Net income (loss)	$0.01	$0.02	$(0.17)	$(0.04)

Basic weighted-average number of common shares outstanding	14,910,808	14,474,353	14,850,469	14,416,322

Diluted weighted-average number of common shares outstanding	15,298,685	15,722,324	14,850,469	14,416,322